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                                                                    EXHIBIT 3.78

                          CERTIFICATE OF INCORPORATION
                                       OF
                        NORTHERN HEALTH FACILITIES, INC.


                  1. The name of the corporation is Northern Health Facilities, Inc.

                  2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) Common Shares; all of such shares shall be without par value.

                  5. The name and mailing address of each incorporator in as follows:

           NAME                          MAILING ADDRESS
           ----                          ---------------
       K. L. Husfelt                  100 W. Tenth St.
                                      Wilmington, Delaware 19801

       B. A. Schuman                  100 W. Tenth St.
                                      Wilmington, Delaware 19801

       E. L. Kinsler                  100 W. Tenth St.
                                      Wilmington, Delaware 19801


                  6. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:


           NAME                          MAILING ADDRESS
           ----                          ---------------
       Joseph J. Zilber               105 W. Michigan
                                      Milwaukee, Wisconsin 53203

       S. Daniel Tiahberg             105 W. Michigan
                                      Milwaukee, Wisconsin 53203

       Gerald Stein                   105 W. Michigan
                                      Milwaukee, Wisconsin 53203

                  7. The corporation is to have perpetual existence.



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                  8. In furtherance and not in limitation of the powers
conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

                  9. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                  10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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